Exhibit 10.3

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (the “Agreement”) is entered into as of March 14, 2005 between Steamboat Industries LLC (“Seller”) and Standard Parking Corporation, a Delaware corporation (the “Company”).

RECITALS

A.                                   Seller and its affiliates are the beneficial owners of 5,406,192 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”);

B.                                     The Board of Directors of the Company (the “Board”) has authorized the repurchase of shares of its Common Stock for a value not to exceed $6.0 million (the “Repurchase”) in 2005;

C.                                     The Repurchase authorized by the Board will be comprised of (i) open market repurchases of Common Stock authorized by the Company from time to time (“Open Market Purchases”),  and (ii) repurchases of Common Stock from the Seller in an amount equal to its pro-rata ownership at the same price paid by the Company in each Open Market Purchase.

D.                                    Seller desires to sell and the Company desires to purchase shares of common stock of the Company (the “Shares”) in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Agreement and other good and valuable consideration, the parties agree as follows:

1.                                       Purchase of Shares.  From the date of this Agreement through December 31, 2005, Seller hereby agrees to sell Shares to the Company from time to time, and the Company hereby agrees to purchase Shares for time to time, in an amount equal to its pro-rata ownership of the Company at the same price paid by the Company in each of its Open Market Purchases, as set forth on Schedule A attached hereto and updated immediately following each Open Market Purchase.  Each Schedule A shall be numbered sequentially, starting with “Schedule A-1” for each purchase of the Shares from Seller hereunder and shall be signed and dated by a representative of Seller and the Company in the space indicated. Upon the execution of the respective Schedule A by Seller and the Company such sequentially numbered Schedule A shall be deemed incorporated into and a part of this Agreement.  The Company shall pay the purchase price for the Shares to Seller in immediately available funds by check or by wire transfer to an account designated by Seller, and Seller shall deliver stock certificates representing the Shares together with an executed assignment separate from such certificate transferring the Shares to the Company or otherwise properly endorsed for transfer.  The Company’s officers shall thereafter cause the Shares to be cancelled on the books of the Company.

2.                                       Representations and Warranties of Seller.  Seller represents and warrants to the Company that:

(a)                                  Seller is the owner of the Shares to be sold hereunder, free and clear of any liens, encumbrances, security agreements, options, claims, charges or restrictions except as set forth in that certain Registration Rights Agreement between the Company and Seller dated as of June 2, 2004.

(b)                                 Following each sale of Shares under this Agreement, Seller and its affiliates shall maintain voting control over a majority of the Common Stock.

(c)                                  Seller has full power and capacity to execute, deliver and perform under this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of the Seller in accordance with its terms.  Upon its execution and delivery, this Agreement will be a valid and binding obligation of Seller, enforceable in accordance with its terms.

(d)                                 Seller has entered into this Agreement based on its own investigation and analysis and that of its advisors, including legal counsel.

(e)                                  Seller has had an opportunity to review the federal, state and local tax consequences of the sale of the Shares to the Company and the transactions contemplated by this Agreement with its own tax advisors.  Seller is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Seller understands that it (and not the Company) shall be responsible for its own tax liability, if any, that may arise as a result of the transactions contemplated by this Agreement.

3.                                       Arms Length Transaction.  Each party has conducted its own investigation and analysis and freely and independently bargained for this Agreement at arms length without reliance on any other party and each party is receiving reasonably equivalent value and fair consideration.

4.                                       Miscellaneous.

4.1.                              Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.  All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in City of Chicago, State of Illinois, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

4.2.                              Entire Agreement; Amendment; Waiver.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes any prior understandings and agreements between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  No failure on the part of a party to exercise and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other rights, remedy, power or privilege.

4.3.                              Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

4.4.                              Successors and Assigns.  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

4.5                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Stock Repurchase Agreement as of the date first referred above.

STEAMBOAT INDUSTRIES LLC		STANDARD PARKING CORPORATION

By:	/s/ John V. Holten	/s/ G. Marc Baumann
Name: John V. Holten		Name: G. Marc Baumann
Title:	Manager	Title: Executive Vice President and Chief
Financial Officer

SCHEDULE A TO STOCK PURCHASE AGREEMENT

Schedule A -

INPUTS

Date

Shares purchased on this day by the Company in open market purchases (X)

Average price paid by the Company (Y)	$0.00

Total shares outstanding immediately before repurchases on this day (A)

Shares owned by Steamboat and affiliates (B)

OUTPUTS

Percentage owned by Steamboat (C) = (B)/(A)

Number of shares to be purchased by the Company from Steamboat (D) = {(X) / [1-(C)]} - (X)

Total consideration to be paid by the Company to Steamboat (Y) x (D)

Date	Steamboat Industries LLC
(“Seller”)

Date	Standard Parking Corporation
(the “Company’)